                                                                 Morgan Stanley
                                                                 Charter Series

       August 2005
       Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated April 25, 2005.

                                                     Issued: September 30, 2005

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                   INCEPTION-  COMPOUND
                                                                                                    TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004    2005     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %       %         %          %
------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9    2.6      18.8        6.1
                                                                     (3 mos.)             (8 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6)  (18.1)    60.2        4.2
                 (10 mos.)                                                                (8 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3   (17.9)    82.0        9.6
                                               (10 mos.)                                  (8 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3)  (7.1)     (2.3)      (0.4)
                                               (10 mos.)                                  (8 mos.)
------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700

Morgan Stanley Charter Series
Monthly Report
August 2005

Dear Limited Partner:

  The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of August 31, 2005 was as follows:

                                                                   % CHANGE
    FUND                                                    N.A.V. FOR MONTH
    ------------------------------------------------------------------------
    Charter Campbell                                        $11.88   -5.62%
    ------------------------------------------------------------------------
    Charter MSFCM                                           $16.02   2.26%
    ------------------------------------------------------------------------
    Charter Graham                                          $18.20   0.24%
    ------------------------------------------------------------------------
    Charter Millburn                                         $9.77   1.24%
    ------------------------------------------------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.

CHARTER CAMPBELL

                                    [CHART]

                      Month ended            YTD ended
                    August 31, 2005       August 31, 2005
                    ---------------       ---------------
Currencies             (4.56)%                 0.30%
Interest Rates         (3.21)%                 2.79%
Stock Indices          (0.31)%                (1.59)%
Energies                2.74%                  4.74%
Metals                  0.08%                  0.38%

Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the currency sector, losses were recorded from long U.S. dollar positions against the Japanese yen, the euro, and the Swiss franc as the value of the U.S. dollar declined amid higher crude oil prices, lower durable goods orders reported by the U.S. Commerce Department, the U.S. trade imbalance, and economic warnings from U.S. Federal Reserve Chairman Alan Greenspan. The Japanese yen's value was pushed higher early in the month amid expectations for improvements in the Japanese economy, while the value of the euro was strengthened by strong signals of euro-zone economic improvement.

.. In the global interest rate sector, short positions in the U.S. and Japanese fixed-income futures incurred losses as prices reversed higher on worries about the global economic impact of Hurricane Katrina. Prices for U.S. interest rates also rallied on growing speculation that the U.S. Federal Reserve would stop raising interest rates sooner than previously thought due to the potential economic effects caused by the storm. Within Japanese interest rate futures markets, a bigger-than-expected decline in Japanese industrial output for July, which clouded prospects for the Japanese economy, also contributed to higher prices.

CHARTER CAMPBELL

.. Within the global stock indices, long positions in U.S. stock indices incurred losses as prices declined following strong economic data regarding U.S. jobs and wages, which gave rise to fears that such performance could spark inflation. Also impacting prices throughout the month were escalating oil prices, which continued to hit new highs, and investor unease regarding future U.S. economic growth after the U.S. Federal Reserve Chairman Alan Greenspan warned that stalled international trade negotiations and the bloated U.S. budget deficits could threaten the long-term vitality of the U.S. economy.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the energy markets, gains were recorded from long positions in crude oil, its related products, and natural gas as prices climbed higher throughout the month on supply and demand concerns. After Hurricane Katrina struck the Gulf of Mexico, prices advanced further to touch new record highs amid concern for heavily damaged, or even possibly destroyed, refineries and production facilities.

CHARTER MSFCM

                                    [CHART]

                   Month ended         YTD ended
                 August 31, 2005     August 31, 2005
                 ---------------     ---------------
Currencies           (4.00)%            (17.74)%
Interest Rates       (2.99)%             (2.19)%
Stock Indices         0.67%               3.21%
Energies              9.25%               3.62%
Metals               (0.59)%             (1.85)%

Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the energy markets, gains were recorded from long positions in crude oil and its related products and natural gas as prices climbed higher throughout the month on supply and demand concerns. After Hurricane Katrina struck the Gulf of Mexico, prices advanced further to touch record highs amid concern for heavily damaged, or even possibly destroyed, refineries and production facilities.

.. Within the global stock indices sector, long positions in European stock index futures resulted in gains as European equity prices bounced higher late in the month, supported by better-than-expected corporate earnings.

CHARTER MSFCM

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the currency sector, losses were recorded from long U.S. dollar positions against the euro, the Japanese yen, and the Swiss franc as the value of the U.S. dollar declined amid higher crude oil prices, lower durable goods orders data, the U.S. trade imbalance, and economic warnings from the U.S. Federal Reserve Chairman Alan Greenspan. The Japanese yen's value was pushed higher early in the month amid expectations for improvements in the Japanese economy, while the value of the euro was strengthened by strong signals of euro-zone economic improvement. Elsewhere in the currency markets, losses were experienced from long positions in the euro/British pound crossrate as the value of the pound reversed higher against the euro. Smaller losses were incurred from long positions in the Singapore dollar against the U.S. dollar as the value of the Singapore dollar finished lower.

.. In the global interest rate sector, short positions in U.S., Japanese, and Australian fixed-income futures incurred losses as prices reversed higher on worries about the global economic impact of Hurricane Katrina and higher oil prices. Prices for U.S. interest rate futures also rallied on growing speculation that the U.S. Federal Reserve would stop raising interest rates sooner than previously thought due to the potential economic effects caused by the storm. Within Japanese interest rate futures markets, a bigger-than-expected decline in Japanese industrial output for July, which clouded prospects for the Japanese economy, also contributed to higher prices. Finally, Australian bond prices rose on diminishing expectations for rising inflation in Australia.

.. The metals markets experienced losses from long futures positions in gold after prices fell under pressure from upbeat U.S. economic data and strength in the broader stock market during the second half of the month.

CHARTER GRAHAM

                                    [CHART]

                    Month ended          YTD ended
                  August 31, 2005     August 31, 2005
                  ---------------     ---------------
Currencies            (4.30)%            (8.27)%
Interest Rates        (1.83)%            (5.84)%
Stock Indices          0.49%             (0.81)%
Energies               6.17%              1.59%
Metals                 0.10%             (1.38)%
Agriculturals         (0.08)%            (1.59)%

Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the energy markets, gains were recorded from long positions in crude oil, its related products, and natural gas as prices climbed higher throughout the month on supply and demand concerns. After Hurricane Katrina struck the Gulf of Mexico, prices advanced further to touch new record highs amid concern for heavily damaged, or even possibly destroyed, refineries and production facilities.

.. In the global stock index futures markets, long positions in Japanese stock index futures experienced gains as prices increased on positive comments from the Bank of Japan's governor Toshihiko Fukui, who said the Japanese economy was in the process of emerging from a soft patch demonstrated by rising production, improving business sentiment, and a sustained upturn in consumer spending.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the currency sector, losses were recorded from long U.S. dollar positions against the Japanese yen, euro, Swiss franc, and British pound as the value of the U.S. dollar declined amid higher crude oil prices, lower durable goods orders reported by the U.S. Commerce Department, the U.S. trade imbalance, and economic warnings from the U.S. Federal Reserve Chairman Alan Greenspan. The Japanese yen's value was pushed higher early in the month amid expectations for improvements in the Japanese economy, while the value of the euro was strengthened by strong signals of euro-zone economic improvement.

CHARTER GRAHAM

.. In the global interest rate sector, short positions in the U.S. and Japanese fixed-income futures incurred losses as prices reversed higher on worries about the global economic impact of Hurricane Katrina. Prices for U.S. interest rates also rallied on growing speculation that the U.S. Federal Reserve would stop raising interest rates sooner than previously thought due to the potential economic effects caused by the storm. Within Japanese interest rate futures markets, a bigger-than-expected decline in Japanese industrial output for July, which clouded prospects for the Japanese economy, also contributed to higher prices.

CHARTER MILLBURN

                                    [CHART]

                     Month ended          YTD ended
                    August 31, 2005     August 31, 2005
                    ---------------     ---------------
Currencies             (1.59)%              (7.52)%
Interest Rates          0.36%                4.85%
Stock Indices           0.02%                2.67%
Energies                3.09%                3.85%
Metals                 (0.27)%              (1.86)%
Agriculturals          (0.37)%              (4.07)%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the energy markets, gains were recorded from long positions in crude oil, its related products, and natural gas as prices climbed higher throughout the month on supply and demand concerns. After Hurricane Katrina struck the Gulf of Mexico, prices advanced further to touch new record highs amid concern for heavily damaged, or even possibly destroyed, refineries and production facilities.

.. In the global interest rate sector, long positions in European fixed-income futures experienced gains as prices moved higher towards the end of the month in response to advancing oil prices and concerns regarding Hurricane Katrina's effect on the global economy.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the currency sector, losses were recorded from long U.S. dollar positions against the Japanese yen, British pound, euro, and Swiss franc as the value of the U.S. dollar declined amid higher crude oil prices, lower durable goods orders reported by the U.S. Commerce Department, the U.S. trade imbalance, and economic warnings from the U.S. Federal Reserve Chairman Alan Greenspan. The Japanese yen's value was pushed higher early in the month amid expectations for improvements in the Japanese economy, while the value of the euro was strengthened by strong signals of euro-zone economic improvement.

CHARTER MILLBURN

.. In the agricultural markets, long positions in soybeans and its related products incurred losses as prices reversed lower due to forecasts for supply increases spurred by moisture in parts of the U.S. growing region.

.. The metals markets experienced losses from long futures positions in silver, after precious metals prices fell under pressure from upbeat U.S. economic data and strength in the broader stock market during the middle of the month.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED AUGUST 31, 2005 (UNAUDITED)

                                     Morgan Stanley              Morgan Stanley               Morgan Stanley
                                 Charter Campbell L.P.         Charter MSFCM L.P.          Charter Graham L.P.
                              ---------------------------  --------------------------  ---------------------------
                                            Percentage of               Percentage of                Percentage of
                                           August 1, 2005              August 1, 2005               August 1, 2005
                                              Beginning                   Beginning                    Beginning
                                 Amount    Net Asset Value   Amount    Net Asset Value    Amount    Net Asset Value
                              -----------  --------------- ----------  --------------- -----------  ---------------
                                   $              %            $              %             $              %
INVESTMENT INCOME
  Interest income (Note 2)        911,585         .26         474,702         .28        1,151,739         .27
                              -----------       -----      ----------       -----      -----------       -----

EXPENSES
  Brokerage fees (Note 2)       1,783,934         .50         844,538         .50        2,137,097         .50
  Management fees (Note 2&3)      787,905         .22         281,512         .17          712,366         .17
                              -----------       -----      ----------       -----      -----------       -----
   Total Expenses               2,571,839         .72       1,126,050         .67        2,849,463         .67
                              -----------       -----      ----------       -----      -----------       -----

NET INVESTMENT LOSS            (1,660,254)       (.46)       (651,348)       (.39)      (1,697,724)       (.40)
                              -----------       -----      ----------       -----      -----------       -----

TRADING RESULTS
Trading profit (loss):
  Realized                      1,920,952         .54       6,373,346        3.77       17,257,670        4.04
  Net change in unrealized    (20,317,520)      (5.70)     (1,901,158)      (1.12)     (14,530,246)      (3.40)
                              -----------       -----      ----------       -----      -----------       -----
   Total Trading Results      (18,396,568)      (5.16)      4,472,188        2.65        2,727,424         .64
                              -----------       -----      ----------       -----      -----------       -----

NET INCOME (LOSS)             (20,056,822)      (5.62)      3,820,840        2.26        1,029,700         .24
                              ===========       =====      ==========       =====      ===========       =====

                                    Morgan Stanley
                                Charter Millburn L.P.
                              -------------------------
                                          Percentage of
                                         August 1, 2005
                                            Beginning
                                Amount   Net Asset Value
                              ---------  ---------------
                                  $             %
INVESTMENT INCOME
  Interest income (Note 2)      121,195        .24
                              ---------       ----

EXPENSES
  Brokerage fees (Note 2)       253,450        .50
  Management fees (Note 2&3)     84,482        .17
                              ---------       ----
   Total Expenses               337,932        .67
                              ---------       ----

NET INVESTMENT LOSS            (216,737)      (.43)
                              ---------       ----

TRADING RESULTS
Trading profit (loss):
  Realized                    1,251,085       2.47
  Net change in unrealized     (407,003)      (.80)
                              ---------       ----
   Total Trading Results        844,082       1.67
                              ---------       ----

NET INCOME (LOSS)               627,345       1.24
                              =========       ====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED AUGUST 31, 2005 (UNAUDITED)

                                                         MORGAN STANLEY                        MORGAN STANLEY
                                                      CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.
                                              ------------------------------------  -------------------------------------
                                                   UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT    PER UNIT
                                              --------------  -----------  -------- --------------  -----------  --------
                                                                   $          $                          $          $

Net Asset Value, August 1, 2005               28,334,618.478  356,786,881   12.59   10,784,924.252  168,907,636   15.66

Net Income (Loss)                                   --        (20,056,822)   (.71)        --          3,820,840     .36
Redemptions                                     (602,357.402)  (7,156,006)  11.88     (432,133.372)  (6,922,777)  16.02
Subscriptions                                  1,166,502.667   13,858,052   11.88       76,246.659    1,221,471   16.02
                                              --------------  -----------           --------------  -----------
Net Asset Value, August 31, 2005              28,898,763.743  343,432,105   11.88   10,429,037.539  167,027,170   16.02
                                              ==============  ===========           ==============  ===========

                                                         MORGAN STANLEY                       MORGAN STANLEY
                                                       CHARTER GRAHAM L.P.                 CHARTER MILLBURN L.P.
                                              ------------------------------------- -----------------------------------
                                                   UNITS         AMOUNT    PER UNIT     UNITS        AMOUNT    PER UNIT
                                              --------------  -----------  -------- -------------  ----------  --------
                                                                   $          $                        $          $

Net Asset Value, August 1, 2005               23,546,213.093  427,419,365   18.15   5,251,155.693  50,689,910    9.65

Net Income (Loss)                                   --          1,029,700     .05         --          627,345     .12
Redemptions                                     (559,105.675) (10,175,723)  18.20    (164,996.015) (1,612,011)   9.77
Subscriptions                                    610,996.092   11,120,129   18.20      51,190.091     500,127    9.77
                                              --------------  -----------           -------------  ----------
Net Asset Value, August 31, 2005              23,598,103.510  429,393,471   18.20   5,137,349.769  50,205,371    9.77
                                              ==============  ===========           =============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is VK Capital Inc. ("VK Capital," formerly, Morgan Stanley Futures & Currency Management Inc.).
Demeter, Morgan Stanley DW, MS & Co., MSIL, and VK Capital are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income equal to 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.00% of the Partnership's Net Assets as of the first day of each month (a 6.00% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
  Effective July 1, 2005, brokerage fees were reduced from 1/12 of 6.25% (a 6.25% annual rate) to 1/12 of 6.00% (a 6.00% annual rate) of the Partnership's Net Assets.

OPERATING EXPENSES. The Partnerships incur a monthly management fee and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner upon five business days advance notice by redemption form to Demeter. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to VK Capital.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
  VK Capital Inc.

  Effective April 28, 2005, Morgan Stanley Futures & Currency Management Inc. changed its name to VK Capital Inc.

Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.

Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)


Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.

Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for complete information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.

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